Exhibit 10.1
Employment Agreement

This Employment Agreement (this “Agreement”) is made and entered into by and between the following parties on June 28, 2011 in Jiangmen City, the People’s Republic of China (“China” or “PRC”).

Party A (Employer): CHINA GROWTH CORPORATION，a company incorporated under the laws of Cayman Islands.

Party B (Employee): Tin Nang (Chris) Lui, a Hong Kong resident，whose ID number / passport number is G068765(A).

In consideration of the mutual promises and covenants made herein, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, Party A and Party B (collectively the “Parties”) hereby agree as follows:

1	Term

1.1
This Agreement shall have a term from July 1, 2011 to June 30, 2012 and will be automatically terminated upon the expiration of term.  The probation period shall be three months, commencing from July 1, 2011 till September 30, 2011.  During the probation period, either party is entitled to terminate this Agreement by giving the other party fifteen days’ prior notice.

1.2
The Parties may renew this Agreement through mutual agreement during a period of one month immediately preceding the expiration of the term.  If no such mutual agreement is reached, this Agreement will be terminated automatically upon the expiration of the term.

1.3
During the term of this Agreement, if Party B is unable to fulfill the duties of his position or breaches his obligations under the terms hereof, Party A is entitled to terminate this Agreement by giving Party B thirty days’ prior notice.

2	Position

2.1
Party A agrees to engage Party B as chief financial officer pursuant to the work needs of Party A and the desire of Party B.  Party B shall assume the following work tasks, including but not limited to:

(1)	to formulate the financial objective, policy and procedure of Party A;

(2)
to establish and improve Party A’s financial system, internal control system, give guidance and training to Party A’s financial personnel, coordinate with Party A’s auditors and ensure the quality control of the financial information;

(3)
to review the financial statements, prepare and submit the financial analysis and management report to Party A; participate in the analysis, feasibility studies and decision-making of Party A’s investments, provide trace analysis of various financial indicators and reveal the potential operational problems for Party A’s reference in decision-making;

(4)	to handle matters related to US accounting principles, review and revise the Form 10-K annual report, Form 10-Q quarterly report and other filings involved financials of listing company; and

(5)	to handle other assignments designated by Party A.

2.2
Per Party B’s request, Party B adopts flexible working hours system and is free to choose his working place.  However, Party A is entitled to request Party B perform his duty within specific time limit at specific place as designated by Party A otherwise.

2.3	Party B shall maintain timely and adequate communications with Party A and Party A’s listing working group.

3	Compensation

3.1	Party B’s pre-tax compensation is US$60,000 for the full term of this Agreement.

3.2	During the term of this Agreement, Party A shall reimburse Party B for his office expenses in the performing of his duties upon the present of invoices for such office expenses.

3.3	Upon fully consultation, Party B is entitled to extra year-end awards for his outstanding performance.

4	Party B’s Obligations

4.1
Party B shall devote his full time, attention and skills during the working hours designated by Party A exclusively to the performance of his duties herein, and effectively perform his duties and make his best endeavors to ensure the satisfactory accomplishment of the assignments to him by Party A;

4.2
Party B shall perform his duties herein faithfully and diligently for Party A in accordance with the terms herein, the rules and policies of Party A and the applicable laws and regulations, engage in no activities which are in violation of any PRC laws or regulations or may be prejudicial to the interests of Party A, and seek no personal gains, directly or indirectly, by utilizing his position or power in Party A.

5	Confidentiality

Party B shall strictly keep the proprietary and confidential information of Party A confidential and shall abide by the confidentiality rules set forth by Party A.  Party B shall not use any information of Party A, or disclose any information of Party A to any third parties, except for the interest of Party A or with Party A’s prior written consent.  The Parties shall execute and abide by a separate Confidential Agreement.

6	Miscellaneous

6.1	This Agreement is made in duplicate and each party holds one copy. This Agreement becomes effectively upon the execution of the Parties.

6.2
This Agreement shall be interpreted in accordance with and governed by the PRC laws.  Any dispute arising out of the interpretation and performance of this Agreement shall be settled through friendly consultation between the Parties.  If the Parties fail to reach a solution through friendly consultation, one or both parties can bring such dispute to China International Economic and Trade Arbitration Commission South China Sub-commission in accordance with its then-effective arbitration rules.  The arbitration shall be conducted in Shenzhen, and the language used during arbitration shall be Chinese.  The arbitration ruling shall be final and binding on both Parties.

The Parties have executed this Agreement as of the date first above written.

CHINA GROWTH CORPORATION	Tin Nang (Chris) Lui
Authorized Signature: /s/Mingzhuo Tan Name: Mingzhuo Tan Title: Chairman of the Board	Signature: /s/Tin Nang (Chris) Lui Name: Tin Nang (Chris) Lui